Exhibit 99.1








                                              April 29, 2002

Board of Directors
Immunex Corporation
51 University Street
Seattle, WA 98101

Members of the Board of Directors:

                  Immunex Corporation (the "Company"), Amgen Inc. (the "Acquiror") and AMS Acquisition Inc., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Amended and Restated Agreement and Plan of Merger dated as of December 16, 2001 (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") will be converted into the right to receive (i) 0.440 of a share of common stock (the "Acquiror Common Stock"), par value $0.0001 per share, of the Acquiror (the "Common Stock Consideration") and (ii) $4.50 in cash (the "Cash Consideration," and together with the Common Stock Consideration, the "Merger Consideration"). Simultaneously with the Agreement, (i) American Home Products Corporation, the Company's principal shareholder ("AHP") and the Acquiror have entered into a voting agreement (the "Voting Agreement") pursuant to which AHP agrees, among other things, to vote its shares in favor of the Merger, and a stockholders' rights agreement (the "Stockholders' Rights Agreement") and
(ii) the Company, AHP and the other parties thereto have entered into an agreement regarding certain governance and commercial matters (the "Agreement Regarding Governance and Commercial Matters").

                  You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair to such holders from a financial point of view.

                  In arriving at the opinion set forth below, we have, among other things:

                  1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror;

                  2. Reviewed certain information with respect to the Acquiror, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Acquiror, furnished to us by the Acquiror;

                  3. Reviewed certain information with respect to the Company, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

                  4. Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects before and after giving effect to the Merger and the potential synergies expected to result from the Merger;

                  5. Reviewed the historical market prices, trading activity and valuation multiples for the Company Common Stock and the Acquiror Common Stock and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

                  6. Compared the results of operations of the Company and the Acquiror with those of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

                  7. Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

                  8. Reviewed the potential pro forma impact of the Merger;

                  9. Reviewed the Agreement, the Voting Agreement, the Stockholders' Rights Agreement and the Agreement Regarding Governance and Commercial Matters; and

                  10. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

                  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not assumed any responsibility to independently verify such information or undertaken an independent appraisal of any of the assets and liabilities of the Company or Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecasts furnished to or discussed with us by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and the Acquiror's management as to the expected future financial performance of the Company and the Acquiror, as the case may be. We have further assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and that all conditions to the Merger will be satisfied.

                  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the consummation of the Merger, no restrictions, including divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

                  In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, and have not solicited, third party indications of interest for acquisition of all or any part of the Company.

                  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock, as well as the Acquiror Common Stock, for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

                  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

                  We are not expressing any opinion herein as to the prices at which the Company Common Stock and the Acquiror Common Stock will trade following the announcement or consummation of the Merger.

                  On the basis of, and subject to the foregoing, we are of the opinion that the Merger Consideration to be received by the holders of the shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

                                           Very truly yours,

                                           MERRILL LYNCH, PIERCE, FENNER &
                                             SMITH INCORPORATED

                                           /s/ MERRILL LYNCH, PIERCE, FENNER &
                                                 SMITH INCORPORATED